Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-217200

Pricing Term Sheet

Dated January 31, 2019

Bank of Montreal

US$1,750,000,000

Senior Medium-Term Notes, Series E

consisting of

US$1,750,000,000 3.300% Senior Notes due 2024

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	3.300% Senior Notes due 2024 (the “Notes”)

Aggregate Principal Amount Offered:	US$1,750,000,000

Maturity Date:	February 5, 2024

Price to Public:	99.794%, plus accrued interest, if any, from February 5, 2019.

Underwriting Commission:	0.350% per Note.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,740,270,000

Coupon:	3.300%

Interest Payment Dates:	February 5 and August 5 of each year, beginning on August 5, 2019. Interest will accrue from February 5, 2019.

Regular Record Dates:	January 22 and July 22

Benchmark Treasury:	2.625% due December 31, 2023

Benchmark Treasury Yield:	2.425%

Spread to Benchmark Treasury:	T + 92 basis points

Re-offer Yield:	3.345%

Trade Date:	January 31, 2019

Settlement Date:	February 5, 2019; T+3

Redemption Provisions:	The Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06367WHH9

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Because Desjardins Securities Inc. is not registered with the U.S. Securities and Exchange Commission (the “SEC”) as a U.S. registered broker-dealer, it will effect offers and sales of the Notes solely outside of the United States or within the United States to the extent permitted by Rules 15a-6 under the Exchange Act through one or more U.S. registered broker-dealers and as permitted by the rules and regulations of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-217200) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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